Exhibit 99.1

Applied Molecular Transport Announces Closing of Initial Public Offering and Exercise in Full of the

Underwriters’ Option to Purchase Additional Shares

South San Francisco, Calif., June 9, 2020 — Applied Molecular Transport (Nasdaq: AMTI), a clinical-stage biopharmaceutical company, today announced the closing of its initial public offering of 12,650,000 shares of its common stock, which includes the exercise in full by the underwriters of their option to purchase up to 1,650,000 additional shares, at a public offering price of $14.00 per share. The aggregate total gross proceeds to AMT from the offering were $177.1 million, before deducting underwriting discounts and commissions and other offering expenses. All of the shares in the offering were offered by AMT. AMT’s common stock began trading on the Nasdaq Global Select Market on June 5, 2020, under the ticker symbol “AMTI.”

BofA Securities, Jefferies and SVB Leerink acted as joint book-running managers for this offering.

Registration statements relating to the offering of these securities have been filed with the Securities and Exchange Commission and became effective on June 4, 2020. The offering was made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained from: BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388, or by email at prospectus_department@Jefferies.com; or SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at (800) 808-7525, ext. 6218, or by email at syndicate@svbleerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Applied Molecular Transport Inc.

Applied Molecular Transport Inc. is a clinical-stage biopharmaceutical company leveraging its proprietary technology platform to design and develop a pipeline of novel oral biologic product candidates to treat autoimmune, inflammatory, metabolic, and other diseases. AMT’s proprietary technology platform allows it to exploit existing natural cellular trafficking pathways to facilitate the active transport of therapeutic payloads across the intestinal epithelium (IE) barrier. Active transport is an efficient mechanism that uses the cell’s own machinery to transport materials across the IE barrier. AMT believes that its ability to exploit this mechanism is a key differentiator of its approach. AMT is developing oral biologic product candidates in patient-friendly tablet and capsule forms that are designed for either targeting local gastrointestinal (GI) tissue or entering systemic circulation to precisely address the relevant biology of a disease. AMT is building a portfolio of oral product candidates based on its technology platform including its lead product candidate, AMT-101, an oral GI-selective interleukin 10 that has completed a Phase 1b clinical trial in patients with ulcerative colitis (UC). AMT further plans to initiate Phase 2 clinical trials of AMT-101 in UC and related inflammatory indications. AMT’s technology platform enables it to design and develop various oral biologic therapeutic modalities, such as peptides, proteins, full-length antibodies, antibody fragments, and RNA therapeutics, with potentially significant advantages over existing marketed and development-stage drugs.

Contacts:

Sylvia Wheeler

Principal, Wheelhouse Life Science Advisors

swheeler@wheelhouselsa.com

Alexandra Santos

Senior Partner, Wheelhouse Life Science Advisors

asantos@wheelhouselsa.com

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